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                                                   SEC FILE NUMBER
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                                                    CUSIP NUMBER
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOFITICATION OF LATE FILING

(Check one): [X] Form 10-K   [ ] Form 20-F   [ ] Form 11-K   [ ] Form 10-Q
             [ ] Form 10-D   [ ] Form N-SAR  [ ] Form N-CSR
             For Period Ended: December 31, 2005
                               --------------------

             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:
                                             -----------------------------------
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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

TRIMAS COPROATION
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Full Name of Registrant

N/A
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Former Name if Applicable

39400 Woodward Avenue, Suite 130
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Address of Principal Executive Office (Street and Number)

Bloomfield Hills, Michigan 48302
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

   [X] | (a) The reason described in reasonable detail in Part III of this form
       |     could not be eliminated with out unreasonable effort or expense
       | (b) The subject annual report, semi-annual report, transition report on
   [ ] |     Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or
       |     portion thereof, will be filed on or before the fifteenth calendar
       |     day following the prescribed due date; or the subject quarterly
       |     report or transition report on Form 10-Qorsubject distribution
       |     reporton Form 10-D, or portion thereof, will be filed on or before
       |     the fifth calendar day following the prescribed due date; and
       | (c) The accountant's statement or other exhibit required by Rule
       |     12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, l0-Q,10-D, N-SAR,
N-CSR, or the transition report or portion thereof. could not be filed within the prescribed time period.

In connection with the completion of TriMas Corporation's (the "Company") annual report on Form 10-K for the year ended December 31, 2005, the Company required additional time to complete administrative and analytical matters and is unable to file the report by the deadline prescribed under the Security and Exchange
Commission rules and regulations without unreasonable effort or expense.

                   PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                   CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
SEC 1344 (03-05)   FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

(Attach extra Sheets if Needed)

PART IV -- OTHER INFORMATION

(1)  Name and telephone number of person to contact in regard to this notification

            Grant H. Beard                     248               631-5451
--------------------------------------    -------------     --------------------
                (Name)                     (Area Code)       (Telephone Number)

(2)  Have all other periodic reports required under Section 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
     of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed ? If answer is
     no, identify report(s).                                Yes [X]  No  [ ]

(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof
                                                            Yes [ ]  No  [X]

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

-------------------------------------------------------------------------------

                               Trimas Corporation
                         -------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  April 3, 2006                         By /s/ Grant H. Beard
     ---------------------------------         ---------------------------------
                                               Grant H. Beard, President &
                                               Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
VIOLATIONS (SEE 18 U.S.C. 1001).
--------------------------------------------------------------------------------

                              GENERAL INSTRUCTIONS

1.   This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General
     Rules and Regulations under the Securities Exchange Act of 1934.

2.   One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange
     Commission, Washington, D.C. 20549, in accordance with Rule 0-3 ofthe
     General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the
     Commission files.

3.   A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4.   Amendments to the notifications must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

5.   Electronic Filers: This form shall not be used by electronic filers unable to timely file a report solely due to electronic difficulties. Filers unable to submit reports within the time period prescribed due to difficulties in electronic filing should comply with either Rule 20I or
     Rule 202 of Regulation S-T (232.201 or ss.232.202 of this chapter) or apply for an adjustment in filing date pursuant to Rule 13(b) of Regulation S-T
     (ss.232.13(b) of this chapter).

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